Exhibit 99.1

APA ENTERPRISES, INC. REPORTS RECORD REVENUES,
DECREASED LOSSES FOR 2007 FISCAL YEAR

MINNEAPOLIS, MN, June 22, 2007 -- APA Enterprises, Inc. (NASDAQ: APAT) today reported that consolidated revenues for the fiscal year ended March 31, 2007 increased 16% to $18,560,178 from $15,956,203 reported for fiscal year 2006. The change was due to higher revenues at APA’s wholly owned subsidiary, APA Cables & Networks, Inc. (APACN).

APA reported a net loss of $2,147,310, or $.18 cents per share, for the year ended March 31, 2007 representing a decrease of 36% from the net loss of $3,348,848, or $.28 cents per share in fiscal year 2006. The decreased losses were the result of the Company’s decision to reduce its investment in development and marketing within the Optronics business segment.

For the fourth quarter of fiscal year 2007, revenues were $3,994,397, an increase of $183,019 from $3,811,378 posted in the fourth quarter of fiscal year 2006. The increase is due mainly to increased revenues at APACN. The net loss in the fourth quarter of fiscal year 2007 increased $1,087,063 to $1,205,491, or $.10 cents per share compared to a loss of $118,428, or $.01 cents per share, reported for the fourth quarter of fiscal year 2006. Income realized from the sale of Metal Organic Chemical Vapor Deposition (“MOCVD”) operations decreased the losses during the fourth quarter of fiscal year 2006.

The overall cash used during fiscal year 2007 was $2,184,408, an increase of 17% as compared to $1,865,715 during fiscal year 2006. The Company finished the year with $6,763,369 in cash. Cash decreased during the fourth quarter of fiscal year 2007 by $250,648 as compared to an increase of $1,019,018 during the comparable period of fiscal year 2006. Cash generated from the sale of MOCVD operations during fourth quarter of fiscal year 2006 minimized cash consumption during that period.

APACN

Revenues for the year ended March 31, 2007 were $18,363,836, an increase of $2,484,527, or 16% from fiscal 2006. Net loss was $804,472 for fiscal 2007 versus $588,459 for the same period in fiscal 2006. The increased losses over the prior year is due mainly to a non-cash goodwill impairment charge of $852,000 ($519,717 after tax benefit) recorded during the fourth quarter of 2007 in conjunction with our annual impairment test.

Revenues for the fourth quarter of fiscal year 2007 were $3,896,057, compared to revenues of $3,787,063 reported in the same quarter a year ago, an increase of 3%. The increase is primarily attributable to an increased acceptance of the Company’s products within the Fiber-to-the-Home (“FTTH”) market as a result of the Company’s continuing investment in sales, marketing and engineering. APACN reported a net loss of $857,335 for the fourth quarter of the fiscal year ended March 31, 2007 as compared to $270,912 in the comparable period last year.

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APA Enterprises/page two

“We are pleased that while revenue for fiscal year 2007 grew 16%, gross profit within that same period at APACN grew more than 25%,” commented Cheri Beranek Podzimek, president of APACN. “Key to our future success will be our continued investment in the infrastructure, people, products and programs that will help us build a firm foundation upon which to scale our business operations in the growing FTTH marketplace.”

Optronics

Gross revenues (before intercompany eliminations) for the year ended March 31, 2007 were $196,342, a decrease of $203,226, or 51%, compared to the $399,568 in fiscal year 2006. Revenues for fiscal year 2006 reflect $322,674 of sales to APACN for fiber optics products and subcontracted labor. In fiscal year 2007, Optronics did not provide fiber optics or subcontract labor to APACN. These revenues are eliminated as inter-company sales in the consolidated financial statements, and represent the primary difference from last year’s revenues. The net loss for year ended March 31, 2007 was $1,342,838 versus a loss of $2,760,389 in fiscal year 2006.

Gross revenues (before intercompany eliminations) for the fourth quarter of 2007 were $99,653, versus $63,148 reported in the same quarter in 2006. Revenues for the fourth quarter ended March 31, 2006 reflect $38,833 of sales to APACN for fiber optics products and subcontracted labor. The lack of these inter-company sales, offset by revenues generated by our India facility in the current year represent the primary difference from last year’s revenues. Net loss was $348,156 for the fourth quarter versus a net income of $152,484 posted for the same quarter of 2006. The change from the prior year is due mainly to the sale of the MOCVD operations.

“To date, the Optronics business unit has seen limited success in generating revenue,” Anil K. Jain, APA’s president and chief executive officer, commented. "As a result, the Company has chosen to focus mainly on APACN related business activities and is evaluating options associated with the of Optronics business. These options include the possible sale of Gallium Nitride related operations, sale or lease of the Aberdeen facility and sale of our APA India business.”

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated revenues of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page three

FINANCIAL RESULTS

	Optronics	Cables & Networks	Eliminations	Consolidated

Three months ended March 31, 2007
External revenues	$98	$3,896	$-	$3,994
Gross profit (loss)	(100)	999	-	899
Operating loss	(548)	(1,048)	-	(1,596)
Depreciation and amortization	159	58	-	217
Capital expenditures	44	392	-	436
Total assets	16,399	7,107	(7,783)	15,723

Three months ended March 31, 2006
External revenues	$63	$3,787	$(39)	$3,811
Gross profit (loss)	(143)	1,007	-	864
Operating loss	(27)	(10)	-	(37)
Depreciation and amortization	186	69	-	255
Capital expenditures	99	22	-	121
Total assets	19,333	7,879	(7,618)	19,594

Three months ended March 31, 2005
External revenues	$101	$3,265	$(80)	$3,286
Gross profit (loss)	(222)	926	-	704
Operating income (loss)	(1,071)	112	-	(959)
Depreciation and amortization	211	58	-	269
Capital expenditures	155	21	-	176
Total assets	22,253	7,188	(7,367)	22,074

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APA Enterprises/page four

FINANCIAL RESULTS (Continued)

	Three Months Ended March 31		Twelve Months Ended March 31

	2007	2006	2007	2006

REVENUES	$3,994,397	$3,811,378	$18,560,178	$15,956,203

COST OF REVENUES	3,095,839	2,947,787	13,747,443	12,439,099

GROSS PROFIT	898,558	863,591	4,812,735	3,517,104

OPERATING EXPENSES
Research and development	78,912	428,681	473,528	1,408,778
Selling, general and administrative	1,644,457	1,577,079	6,675,227	6,763,068
Goodwill impairment charge	852,000	-	852,000	-
Gain on disposal of asset (net)	(81,167)	(1,105,169)	(433,433)	(1,198,295)
	2,494,202	900,591	7,567,322	6,973,551

LOSS FROM OPERATIONS	(1,595,644)	(37,000)	(2,754,587)	(3,456,447)

OTHER INCOME, net	82,890	191,693	369,784	383,170

EARNINGS(LOSS) BEFORE INCOME TAXES	(1,512,754)	154,693	(2,384,803)	(3,073,277)

INCOME TAXES	(307,263)	273,121	(237,493)	275,571

NET LOSS	$(1,205,491)	$(118,428)	$(2,147,310)	$(3,348,848)

NET LOSS PER SHARE:
Basic and diluted	$(0.10)	$(0.01)	$(0.18)	$(0.28)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

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APA Enterprises/page five

FINANCIAL RESULTS (Continued)

	March 31, 2007	March 31, 2006

Assets:
Cash and cash equivalents	$6,763,369	$8,947,777
Other current assets	3,468,822	4,028,751
Property, plant and equipment, net	2,210,891	2,623,412
Other assets	3,279,476	3,993,631

Total assets	$15,722,558	$19,593,571

Liabilities:
Current liabilities	2,010,726	3,723,195
Long-term liabilities	235,348	290,934

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	52,018,729	51,966,213
Accumulated deficit	(38,660,968)	(36,505,494)
Total shareholders’ equity	13,476,484	15,579,442

Total liabilities and shareholders’ equity	$15,722,558	$19,593,571

APA Enterprises, Inc., consisting of the Optronics division and APA Cables and Networks Inc., a wholly owned subsidiary, (APACN) develops, designs, manufactures and markets a variety of fiber optics, copper and Gallium Nitride (GaN) based components and devices for industrial, commercial, consumer and scientific applications. APACN designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Anil Jain
Chief Executive Officer
info@apaenterprises.com
763-784-4995

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